SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ADVANCED TECHNICAL PRODUCTS, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
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(4)	Proposed maximum aggregate value of transaction:

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(2)	Form, Schedule or Registration Statement No.: .............................

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(4)	Date Filed: ...........................................................................................

ADVANCED TECHNICAL PRODUCTS, INC.
200 Mansell Court, East
Suite 505
Roswell, Georgia 30076

September 20, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders (the “Annual Meeting”) of Advanced Technical Products, Inc. (the “Company” or “ATP”), which will be held on October 12, 2000, beginning at 2:00 p.m. local time, at the Radisson Hotel located at 10740 Westside Parkway, Alpharetta, Georgia 30004.

     The official notice of meeting, proxy statement, form of proxy and 1999 annual report to stockholders are included with this letter. The matters listed on the notice of meeting are described in detail in the proxy statement.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Accordingly, after reading the enclosed Notice of Annual Meeting and Proxy Statement, you are urged to sign and date the enclosed proxy and return it in the enclosed addressed and stamped envelope at your earliest convenience.

Very truly yours,

/s/ GARRETT L. DOMINY

Garrett L. Dominy PRESIDENT AND CHIEF EXECUTIVE OFFICER

ADVANCED TECHNICAL PRODUCTS, INC.
200 Mansell Court, East
Suite 505
Roswell, Georgia 30076

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 12, 2000

     The 2000 Annual Meeting of Stockholders (the “Annual Meeting”) of Advanced Technical Products, Inc., a Delaware corporation (hereinafter the “Company” or “ATP”), will be held at the Radisson Hotel, 10740 Westside Parkway, Alpharetta, Georgia 30004, on October 12, 2000, at 2:00 p.m. local time to consider and act upon the following matters:

1.	The election of three Class III directors to serve until the Annual Meeting of Stockholders to be held in 2003 and the election of one Class II director to fill the Class II vacancy and serve until the Annual Meeting of Stockholders to be held in 2002;

2.	The ratification of the 2000 Advanced Technical Products, Inc. Stock Option Plan;

3.	The ratification of the 2000 Advanced Technical Products, Inc. Non-Employee Directors Stock Option Plan;

4.	The ratification of the appointment by the Board of Directors of ATP (the “Board”) of KPMG LLP as the independent accountants to audit ATP’s financial statements for the Year ending December 31, 2000; and

5.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only holders of record of the common stock of the Company at the close of business on September 12, 2000 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting for examination by any stockholder.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS REQUESTED THAT THE ENCLOSED FORM OF PROXY BE PROPERLY EXECUTED AND PROMPTLY RETURNED TO THE COMPANY IN THE ENCLOSED ADDRESSED AND STAMPED ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the Annual Meeting and withdrawing the proxy.

By Order of the Board of Directors,

/s/ James P. Hobt

James P. Hobt SECRETARY

Roswell, Georgia September 20, 2000

ADVANCED TECHNICAL PRODUCTS, INC.

PROXY STATEMENT

FOR
2000 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 12, 2000

GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of Advanced Technical Products, Inc., a Delaware corporation (“ATP” or the “Company”), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on October 12, 2000 beginning at 2:00 p.m. local time at the Radisson Hotel, located at 10740 Westside Parkway, Alpharetta, Georgia 30004, or at any adjournment or postponement thereof. Only holders of ATP common stock, $0.01 par value per share (the “Common Stock”), of record at the close of business on September 12, 2000 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 5,345,308 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

     The accompanying proxy is being solicited by the Board of Directors of the Company (the “Board”). The cost of soliciting your proxy will be borne entirely by the Company, and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company.

     This Proxy Statement and the enclosed proxy form are first being sent to stockholders of the Company on or about September 20, 2000.

VOTING OF PROXIES

     Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company before the Annual Meeting and not revoked. When stockholders have appropriately specified how their proxies should be voted, the proxies will be voted accordingly. Unless the stockholder otherwise specifies therein, the accompanying proxy will be voted (i) FOR the election as directors of the nominees listed under “Election of Directors,” (ii) FOR the ratification of the 2000 Advanced Technical Products, Inc. Stock Option Plan, (iii) FOR the ratification of the 2000 Advanced Technical Products, Inc. Non-Employee Directors Stock Option Plan, (iv) FOR the ratification of the appointment by the Board of KPMG LLP as the independent accountants to audit ATP’s financial statements for the year ending December 31, 2000; and (v) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the meeting. The Board does not know of any such other matter or business.

     Any proxy received by the Company may be subsequently revoked at any time before it is actually voted. Proxies may be revoked by any of the following actions: (i) filing a written notice of revocation bearing a date later than the proxy with the Secretary of the Company at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought; (ii) duly executing and submitting, prior to the Annual Meeting, a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company’s executive offices, 200 Mansell Court, East, Suite 505, Roswell, Georgia 30076.

VOTES REQUIRED

     In accordance with the Bylaws of the Company, the presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In accordance with Delaware law and the Bylaws of the Company, a plurality of the votes cast at a meeting at which there exists a quorum is required for the election of directors. Accordingly, the four director nominees receiving the most votes will be elected at the Annual Meeting. In accordance with Delaware law, the majority of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the ratification of: (i) the 2000 Advanced Technical Products, Inc. Stock Option Plan, (ii) the 2000 Advanced Technical Products, Inc. Non-Employee Directors Stock Option Plan and (iii) KPMG LLP as the Company’s independent accountants. If any other matter should be presented at the Annual Meeting upon which a vote may be taken, it is intended that shares of Common Stock represented by Proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares. Garrett L. Dominy and James P. Hobt, or either of them, each with full power of substitution, have been designated as proxies to vote the shares of Common Stock solicited hereby. Under Delaware law, there are no rights of appraisal or similar rights of dissenters with respect to the matters under consideration at this Annual Meeting.

     A broker non-vote occurs when a nominee holding shares of Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to the particular item under consideration and has not received instructions from the beneficial owner. Under Delaware law, abstaining votes (votes withheld by stockholders who are present and entitled to vote) and broker non-votes are deemed to be present for purposes of determining whether a quorum is present at a meeting. However, abstentions and broker non-votes will not be included in the tabulation of the voting results with respect to the election of directors and therefore will not have any effect on such vote. With respect to any other matter properly brought before the Annual Meeting, abstentions and broker non-votes are not deemed to be votes duly cast, but abstaining votes are deemed to be entitled to vote while broker non-votes are not deemed to be entitled to vote.

PROPOSAL 1:  ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation authorizes the Board to fix the number of directors from time to time, but the Board of Directors shall not consist of more than nine persons. The number of directors is currently established at eight. The full Board will be established at nine if all directors nominated for election at the meeting are elected. The Restated Certificate of Incorporation of ATP also provides for three classes of directors, designated Class I, Class II and Class III, each currently having three-year terms of office. Each class of directors is to consist of, as nearly as possible, one-third of the total number of directors constituting the entire Board. Except for directors elected to fill vacancies on the Board (whether created by death, resignation, removal or expansion of the Board), the directors of each class will be elected for a term of three years and until their successors have been elected and qualified. At the Annual Meeting, three Class III directors, Mr. James S. Carter, Mr. Gary L. Forbes and General Johnnie E. Wilson (Ret. U. S. Army) are being nominated for election to the Board, each to serve for a three-year term. In addition, Mr. John M. Simon, previously a Class III Director, is being nominated for election to the Board to fill the Class II vacancy for a term commensurate with that of the other Class II directors.

     If the enclosed proxy is signed and returned, it will be voted “For” the election of Messrs. Carter, Forbes and General Wilson as Class III directors to serve until the 2003 Annual Meeting of Stockholders and Mr. Simon as a Class II director to serve until the 2002 Annual Meeting of Stockholders or until their successors have been duly elected and qualified, unless contrary directions are given therein. However, should any nominee become unavailable or prove unable to serve for any reason, the proxy will be voted for the election of such other person as the Board may select to replace such nominee, unless the Board instead fixes the number of directors at less than eight. The Board has no reason to believe that the nominees will not be available or prove unable to serve.

     The following table sets forth certain information concerning each Class III director nominee, the Class II nominee and the continuing Class I and Class II directors. Except for General Wilson, each of the director nominees and continuing directors were designated as directors of ATP effective October 31, 1997 in connection with the consummation of the merger (the “Lunn/TPG Merger”) of TPG Holdings, Inc. (“TPG”) and Lunn Industries, Inc. (“Lunn”) under the name “Advanced Technical Products, Inc.” The age of each director nominee and continuing director, his positions and offices with ATP, the year in which he first became a director of ATP, his business experience during the past five years or more, and the other directorships he holds are shown below. Similar information is provided concerning executive officers who are neither directors nor nominees for election as directors.

CLASS III NOMINEES TO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2003

     JAMES S. CARTER, 65. Mr. Carter is a director of the Company. He served as the Chairman of the Board, President and Chief Executive Officer of the Company from the Lunn/TPG Merger until February 2000. Mr. Carter served as the President and Chief Executive Officer and as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Carter served as an industry consultant from 1993 to 1995 and Vice President and General Manager of the Composite Structures Division of Alcoa Composites, Inc. from 1989 to 1993. Prior to joining Alcoa Composites, Inc., Mr. Carter was director of Composites with Northrop Corporation for the B-2 Aircraft Group from 1980 to 1989. Mr. Carter began his career in the aerospace industry with the Brunswick Technical Group of Brunswick Corporation in 1956.

     GARY L. FORBES, 56. Mr. Forbes was elected Chairman of the Board of the Company in July 2000, and he is a member of the Audit Committee and the Compensation Committee. Mr. Forbes served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Forbes has been a Vice President of Equus Capital Corporation, the managing general partner of Equus Equity Appreciation Fund L.P. since November 1991. He has been a Vice President of Equus II Incorporated and Equus Capital Management Corporation since December 1991. Mr. Forbes is a director of Consolidated Graphics, Inc. (a NYSE commercial printing company) and NCI Building Systems, Inc. (a NYSE manufacturer of pre-engineered metal buildings).

     GENERAL JOHNNIE E. WILSON, (Ret. U.S. Army), 56. General Wilson is the President and Chief Operating Officer of Dimensions International, Inc., an information technology company. General Wilson retired from the U.S. Army in April of 1999 and his last post was as the Commanding General, U.S. Army Materiel Command. Throughout his military career, General Wilson served in a number of prestigious command and staff positions. Prior to serving as Commanding General, U.S. Army Materiel Command, General Wilson served as Deputy Chief of Staff for Logistics, Department of Army Pentagon; Chief of Staff, U.S. Army Materiel Command; Commanding General, Ordnance Center and School, Aberdeen Proving Ground, Md.; Deputy Commanding General, 21st Theater Army Area Command, U.S. Army Europe and 7th Army; Commander, 13th Support Command, Fort Hood, Texas; and Commander, Division Support Command, 1st Armored Division, U.S. Army Europe.

CLASS II NOMINEE TO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2002

     JOHN M. SIMON, 57. Mr. Simon is a member of the Compensation Committee. Mr. Simon has been a Managing Director of Allen & Company Incorporated for more than five years. Mr. Simon is a director of Neurogen Corporation and CoStar Group, Inc. both of which are NASDAQ National Market companies. Mr. Simon was originally elected a director of Lunn in 1993.

CLASS II CONTINUING DIRECTORS - TERMS EXPIRING 2002

     GARRETT L. DOMINY, 55. Mr. Dominy has been President and Chief Executive Officer since February 2000 and Chief Financial Officer, Assistant Secretary and Treasurer from October 1997 to May 2000. Mr. Dominy also served as Executive Vice President, from October 1997 to May 2000. Mr. Dominy served as the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of TPG from June 1995 until the Lunn/TPG Merger. Prior to that time, Mr. Dominy was an audit partner of Arthur Andersen Worldwide. Mr. Dominy is a Certified Public Accountant.

     SAM P. DOUGLASS, 66. Mr. Douglass is a member of the Compensation Committee. Mr. Douglass served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Douglass has been Chairman of the Board and Chief Executive Officer of Equus Capital Corporation, the managing general partner of Equus Equity Appreciation Fund L.P., since its formation in September 1983. Mr. Douglass has also been Chairman of the Board and Chief Executive Officer of Equus II Incorporated, an investment company that trades as a closed-end fund on the American Stock Exchange, and Equus Capital Management Corporation, since their formation in 1983. Since 1978, Mr. Douglass has served as Chairman and Chief Executive Officer of Equus Corporation International, a privately owned corporation engaged in a variety of investment activities.

CLASS I CONTINUING DIRECTORS - TERMS EXPIRING 2001

     ALAN W. BALDWIN, 63. Mr. Baldwin is a member of the Audit Committee. Mr. Baldwin has been President of Wren Associates, a business consulting firm, since August 1999. From March 1994 through October 31, 1997, Mr. Baldwin served as the Chairman of the Board and Chief Executive Officer of Lunn. Mr. Baldwin was Vice President of Lunn from December 1993 to March 1994 and was an independent consultant from 1991 to March 1994. Mr. Baldwin served as a director of Lunn since 1993.

     ROBERT C. SIGRIST, 67. Mr. Sigrist is a member of the Nominating Committee. Mr. Sigrist served as a director of TPG from August 1995 until October 1997. Prior to that time, Mr. Sigrist served as the President of the Brunswick Technical Group of Brunswick Corporation for seven years.

     LAWRENCE E. WESNESKI, 52. Mr. Wesneski is a member of the Audit Committee and Nominating Committee. Mr. Wesneski has been President and Chief Executive Officer of Hoak Breedlove Wesneski & Co. since August 1996. Mr. Wesneski has been engaged in the investment banking industry for approximately 21 years. Prior to the formation of Hoak Breedlove Wesneski & Co., Mr. Wesneski was president and managing director of Breedlove Wesneski & Co. for ten years. Mr. Wesneski was formerly head of the Southwest Corporate Finance Department of Bear Stearns & Co., Inc., a Managing Director of Corporate Finance at Eppler, Guerin & Turner, Inc., and a member of the Corporate Finance Department at Dean Witter Reynolds, Inc. Mr. Wesneski is Vice Chairman of Davids Supermarkets, Inc. Mr. Wesneski served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger.

EXECUTIVE OFFICERS

     JAMES P. HOBT, 45. Mr. Hobt has been Vice President, Chief Financial Officer, Secretary and Treasurer since May 2000. Mr. Hobt served as Corporate Controller and Secretary from October 1997 to May 2000. From May 1995 until the Lunn/TPG Merger, Mr. Hobt served as Corporate Controller and Assistant Secretary for TPG. Prior to then, he was the Assistant Controller of the Brunswick Technical Group.

     H. DWIGHT BYRD, 62. Mr. Byrd has been a Vice President of the Company and President of the Marion Composites Division since the Lunn/TPG Merger. From April 1995 until the Lunn/TPG Merger, Mr. Byrd served as a Vice President of TPG and President of the Marion Composites Division. During the period from April 1992 to April 1995, Mr. Byrd served as General Manager of Brunswick Corporation’s Marion, Virginia division. During 1991 to April 1992, Mr. Byrd served as Director of Manufacturing for Brunswick’s Mercury Marine Division in Stillwater, Oklahoma.

     RICK RASHILLA, 40. Mr. Rashilla has been President of Lincoln Composites since January 1999. Prior to January 1999, Mr. Rashilla served as Lincoln Composites’ Vice President and General Manager. Mr. Rashilla served as Executive Director of Business Development along with other senior management positions for Brunswick’s Technical Group between 1983 and 1995. These prior assignments included senior positions in the Company’s diversification projects into Natural Gas Vehicle Fuel Tanks and Oil and Gas related products. From 1989 to 1993, Mr. Rashilla was assigned to Brunswick’s Marion, Virginia operation.

     BRIAN HODGES, 38. Mr. Hodges has been Vice President of the Company and President of Intellitec since May 1998. Prior to May 1998, Mr. Hodges served as Intellitec’s Vice President and General Manager for Defense Products and Vice President of Operations. Mr. Hodges served as Director of Operations, along with other senior management positions for Brunswick’s Technical Group between 1987 and 1995. Previous to that, Mr. Hodges held supervisory and engineering positions at both Honeywell, Inc. and Texas Instruments, Inc.

     MICHAEL KOHLER, 36. Mr. Kohler has been Vice President of the Company and President of Lunn Industries since the Lunn/TPG Merger. From 1994 to 1997, Mr. Kohler served as Director of Engineering for Lunn and, for over three years prior to 1994, served as a quality assurance manager and quality engineer for Lunn.

MEETINGS OF THE BOARD

     The Board met seven times in 1999, and the average attendance at the aggregate number of Board and committee meetings during such time was 93%. No Director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he or she served held during the period for which he was a Director.

COMMITTEES OF THE BOARD

     The Audit Committee, which is composed entirely of Directors who are not officers or employees of the Company, reviews the Company’s accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company. The Audit Committee recommends to the Board the appointment of the independent public accountants for the Company. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants. The Audit Committee met one time in 1999.

     The Compensation Committee, which is composed entirely of Directors who are not officers or employees of the Company, reviews and acts with respect to pension, compensation and other employee benefit plans, approves the salary and compensation of officers of the Company other than the five most highly compensated officers and makes recommendations to the Board concerning the salary and compensation of the President and Chief Executive Officer. The Compensation Committee met one time in 1999.

     The Nominating Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of candidates as nominees for election as Directors. In recommending candidates, this committee seeks individuals who possess broad training and experience in business, finance, law, government, technology, education or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board as a whole. The Nominating Committee met one time in 1999. The committee memberships of each Director are set forth in his or her biographical information above.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive $20,000 annually. Additionally, non-employee directors who have not previously served on the Board receive a grant under the Advanced Technical Products, Inc. Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”) of options to purchase 7,500 shares of Common Stock upon commencement of their term, and continuing non-employee directors receive a grant under the Non-Employee Director Plan of options to purchase 1,000 shares of Common Stock immediately following each annual meeting of the stockholders.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is September 12, 2000. At the close of business on that date, the Company had 5,345,308 shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting.

     The following table sets forth, as of September 12, 2000, the number of shares of the Company Common Stock and the 8% Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company (the “the Company Preferred Stock”) beneficially owned by (1) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of the Company Common Stock, (2) each director and each nominee for director, (3) the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers, and (4) all directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to such the Company Common Stock and the Company Preferred Stock.

	COMMON STOCK		PREFERRED STOCK
NAME OF BENEFICIAL OWNER OR GROUP	SHARES	PERCENT	SHARES	PERCENT
Equus Corporation International (1)(2)	267,602	5.01%	913,043	91.30%
Equus Capital Management Corporation (1)(2)	267,602	5.01%	913,043	91.30%
Equus Equity Appreciation Fund, L.P. (2)	—	—	913,043	91.30%
Alan W. Baldwin (3)	59,500	1.11%	—	—
H. Dwight Byrd (4)	221,780	4.15%	—	—
James S. Carter (5)	312,387	5.84%	—	—
Garrett L. Dominy (6)	196,409	3.67%	—	—
Sam P. Douglass (1)(2)(7)(8)	401,700	7.52%	913,043	91.30%
Gary L. Forbes (8)	90,719	1.70%	—	—
Robert C. Sigrist (8)	66,157	1.24%	21,739	2.17%
John M. Simon (9)	41,550	*	—	—
Lawrence E. Wesneski (8) (10)	151,477	2.83%	15,946	1.59%
Brian W. Hodges (11)	18,664	*	—	—
Nicholas-Applegate Capital Management (12)	582,200	10.89%	—	—
American Airlines Fixed Benefit Plan	776,267	14.52%	—	—
All directors and executive officers
as a group (13 persons) (13)	1,586,367	29.68%	37,685	3.77%

*	Less than one percent.

(1)	Equus Capital Management Corporation (“ECMC”) owns beneficially and of record 11,750 shares of the Company Common Stock. ECMC may also be deemed to beneficially own 155,852 shares of the Company Common Stock that are owned beneficially and of record by Equus Capital Corporation (“ECC”), a wholly-owned subsidiary of ECMC. ECMC may also be deemed to beneficially own 100,000 shares of the Company Common Stock that are owned beneficially and of record by EQSCAP Partners (“EQSCAP”). ECC owns a controlling interest in, and is a managing partner of EQSCAP. ECMC disclaims beneficial ownership of these shares. Equus Corporation International (“ECI”) may be deemed to own the 267,602 shares that are beneficially owned by ECMC as a result of ECI’s ownership of 80% of the common stock of ECMC. ECI disclaims beneficial ownership of those shares.

(2)	Equus Equity Appreciation Fund, L.P. (“EEAF”) owns beneficially and of record 913,043 shares of the Company Preferred Stock. ECMC and ECI may be deemed to beneficially own the 913,043 shares of the Company Preferred Stock owned by EEAF as a result of the relationship described in (1) above. Each of ECMC and ECI disclaim beneficial ownership of these shares. In addition, Mr. Douglass may be deemed to beneficially own the 913,043 shares of the Company Preferred Stock that ECI may be deemed to own as a result of the relationship described in (7) below. Mr. Douglass disclaims beneficial ownership of these shares.

(3)	Includes 50,000 shares of the Company Common Stock that may be acquired within 60 days of September 12, 2000 upon exercise of options granted by the Company and 9,500 shares of the Company Common Stock that may be acquired within 60 days of September 12, 2000 upon exercise of options granted pursuant to the Non-Employee Director Plan.

(4)	Includes 197,191 shares of the Company Common Stock held by the Harvey Dwight Byrd, Sr. Revocable Trust DTD, which Mr. Byrd may be deemed to own as a settlor and trustee of such trust. Mr. Byrd disclaims beneficial ownership of these shares. In addition, includes 539 shares purchased through the 1998 Advanced Technical Products, Inc. Employee Stock Purchase Plan (the “Purchase Plan”) and 4,000 shares of the Company Common Stock that may be acquired within 60 days of September 12, 2000 upon exercise of options granted pursuant to the 1997 Advanced Technical Products, Inc. Stock Option Plan (the “Employee Plan”).

(5)	Includes 16,600 shares of the Company Common Stock that may be acquired within 60 days of September 12, 2000 upon exercise of options granted pursuant to the Employee Plan.

(6)	Includes 14,800 shares of the Company Common Stock that may be acquired within 60 days of September 12, 2000 upon exercise of options granted pursuant to the Employee Plan and 616 shares purchased through the Purchase Plan.

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(7)	Includes 267,602 shares of the Company Common Stock that each of the Douglass Trust IV, FBO Preston Douglass, Jr. and the Douglass Trust IV, FBO Brooke Douglass (collectively, the “Douglass Trusts”) may be deemed to beneficially own as a result of their ownership of all of the outstanding common stock of ECI. Mr. Douglass is the trustee of the Douglass Trusts. Mr. Douglass, for himself and as trustee of the Douglass Trusts, disclaims beneficial ownership of such shares. In addition, includes 54,112 shares of the Company Common Stock that are owned of record by the Douglass Trust IV, FBO Preston Douglass, Jr. and 54,112 shares of the Company Common Stock that are owned of record by the Douglass Trust IV, FBO Brooke Douglass. Mr. Douglass disclaims beneficial ownership of these shares. In addition, includes 8,187 shares of the Company Common Stock that are owned of record by the Tiel Trust, FBO Sam P. Douglass and 8,187 shares of the Company Common Stock that are owned of record by the Tiel Trust, FBO Paula T. Douglass. Mr. Douglass disclaims beneficial ownership of these shares.

(8)	Includes 9,500 shares of the Company Common Stock that may be acquired within 60 days of September 12, 2000 upon exercise of options granted under the Non-Employee Director Plan.

(9)	Includes 32,050 shares of the Company Common Stock that are owned of record by Allen & Company Incorporated. Mr. Simon disclaims beneficial ownership of these shares. In addition, includes 1,500 shares of the Company Common Stock that may be acquired within 60 days of September 12, 2000 upon exercise of options granted by the Company and 8,000 that may be acquired within 60 days of September 12, 2000 upon exercise of options granted pursuant to the Non-Employee Director Plan.

(10)	Includes 43,382 shares of the Company Common Stock held directly by Mr. Wesneski through a SEPIRA and 98,595 shares held by Breedlove & Wesneski, L.P., of which Mr. Wesneski is a general partner.

(11)	Includes 15,956 shares of the Company Common Stock that may be acquired within 60 days of September 12, 2000 upon exercise of options granted pursuant to the Employee Plan and 308 shares purchased through the Purchase Plan.

(12)	Based on a Schedule 13G dated February 10, 2000.

(13)	Includes 183,802 shares of the Company Common Stock which may be acquired within 60 days of September 12, 2000 pursuant to the exercise of options, and 2,091 shares purchased through the Purchase Plan.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table presents information concerning the compensation of the Chief Executive Officer and each of the other most highly compensated executive officers during the 1999 fiscal year (collectively, the “Named Executive Officers”) for services rendered in all capacities to the Company for the fiscal year ended December 31,1999, as well as the previous two fiscal years:

	Annual Compensation				Long-Term Compensation
Name	Year	Salary ($)	Bonus ($)	Other Annual Compen -sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/Sars ($)	LTIP Payments ($)	All Other Compen- sation ($)(1)
Garrett L. Dominy,	1999	$274,615	0			0		$ 6,491
President, Chief Executive Officer	1998	$240,577	$35,000	$ 0		0		$ 6,828
and Chief Financial Officer	1997	$193,259	0	$ 0		37,000		$ 2,302

James S. Carter,	1999	$349,539	0			0		$ 8,843
Chairman	1998	$305,192	$50,000	$ 0		0		$ 9,914
	1997	$246,400	0	$ 0		41,500		$19,466

H. Dwight Byrd,	1999	$190,961	0	$10,551		0		$ 6,204
Vice President	1998	$175,264	0	$ 1,853		0		$ 6,426
	1997	$163,427	0	$ 1,926		10,000		$ 2,851

Edward Kiley, (2)	1999	$157,500	0	$14,537		0		$ 4,276
Vice President	1998	$150,000	0	$12,125		0		$ 3,663
	1997	$127,412	0	$ 6,000		22,500		$ 2,405

Brian W. Hodges,	1999	$137,335	0	$ 3,909		0		$ 2,780
Vice President	1998	$116,076	0	$ 1,846		0		$ 2,351
	1997	$101,510	0	$ 0		10,000		$ 902

(1)	“All Other Compensation” for 1999 for the Named Executive Officers is comprised of the following: (a) Company contributions to retirement savings plans for Messrs. Dominy ($5,000), Carter ($5,000), Byrd ($4,030), Kiley ($3,321) and Hodges ($2,660), and (b) the taxable amount of life insurance premiums paid by the Company for Messrs. Dominy ($1,491), Carter ($3,843), Byrd ($2,174), Kiley ($955) and Hodges ($120).

(2)	As of the date of this Proxy Statement, Mr. Kiley is no longer employed by the Company.

OPTION GRANTS DURING 1999 FISCAL YEAR

     The Company did not grant any employee stock options to the Named Executive Officers during 1999, nor did the Company grant any stock appreciation rights during 1999.

OPTION EXERCISES DURING 1999 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth the aggregate dollar value of in-the-money, unexercised options held at the end of 1999 by the Named Executive Officers. There were no stock options exercised during 1999 by any of the Named Executive Officers.

	Shares Acquired On	Value Realized	Number Of Securities Underlying Unexercised Options/SARS At Fiscal Year-End($)		Value Of Unexercised In-The-Money Options/SARS At Fiscal Year End($)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Garrett L. Dominy	0	0	14,800	22,200	$ 0	$ 0
James S. Carter	0	0	16,600	24,900	$ 0	$ 0
H. Dwight Byrd	0	0	4,000	6,000	$ 0	$ 0
Edward Kiley	2,500	$21,875	21,000	1,500	$116,750	$ 0
Brian W. Hodges	0	0	12,967	11,978	$121,301	$80,867

EMPLOYMENT AGREEMENTS

     Mr. Dominy’s employment agreement provides for a base salary of $325,000 per year as of February 1, 2000 subject to an annual increase based, at a minimum, on the consumer price index for the previous year. Mr. Dominy is also entitled to receive, subject to the discretion of the Board, an annual bonus of up to 75% of his then annual base salary. Mr. Dominy’s employment agreement is terminable by the Company with or without cause; provided that if the Company terminates the employment of Mr. Dominy without cause, Mr. Dominy will be entitled to continue to receive his base salary and incentive bonus for 18 months. Mr. Dominy’s employment agreement also provides that if there is a “change in control” of the Company or a constructive termination of Mr. Dominy without cause, then Mr. Dominy is entitled to a lump-sum payment of a specified amount within 60 days of the effective date of termination. Following any termination of Mr. Dominy’s employment for cause or upon Mr. Dominy’s breach of the terms of his employment agreement, it is expected that Mr. Dominy will be subject to non-disclosure and non-competition covenants for up to two years. Pursuant to an amended employment agreement, Mr. Carter’s employment with the Company ceased after June 30, 2000. Mr. Carter shall receive a severance amount equal to his salary, based on $350,000 per year payable biweekly for the period commencing July 1, 2000 and ending on December 31, 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board is responsible for determining executive compensation. The Compensation Committee is currently comprised of three non-employee directors, Mr. Douglass, Mr. Forbes and Mr. Simon.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board (the “Committee”), which consists of three independent outside directors, reviews and approves the Company’s total compensation philosophy and programs covering executive officers and key management employees. The Committee reviews the performance levels of executive officers and determines the annual base salaries and incentive awards to be paid.

     The Company’s executive compensation program is designed to help the Company attract, motivate and retain the executive resources that the Company needs in order to maximize its return to stockholders. Specifically, the goals of the Company’s executive compensation program are to:

1.	align executive compensation with the interests of the stockholders;

2.	provide compensation packages that are consistent with competitive market norms for companies similar in size, activity and complexity to the Company;

3.	link pay to Company, operating group and individual performance; and

4.	achieve a balance between incentives for short-term and long-term performance.

     The principal elements of compensation provided to executive and other officers of the Company historically have consisted of a base salary, annual incentives and stock option grants. The Committee estimates an executive’s level of total compensation based on information drawn from a variety of sources, including proxy statements, special surveys and compensation consultants. Total compensation is targeted to be competitive at the median level of a peer group of comparable companies.

BASE SALARY

     Salaries for executive officers are determined by the Committee annually, based on review of each executive’s level of responsibility, experience, expertise and sustained corporate, business unit and individual performance. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive awards are designed to focus management’s attention on the performance of the Company, particularly in the short-term. At the beginning of each year, the Board establishes performance goals of the Company for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals. Incentive awards are based upon the achievement of one or more of these goals.

STOCK OPTION PROGRAM

     Each executive officer is eligible to receive a grant of stock options with an exercise price equal to the fair market value of the stock on the grant date. Stock options are designed to focus executives on the long-term performance of the Company by enabling executives to share in any increases in value of the Company’s stock. Accordingly, the Committee believes that the grant of stock options is a significant method of aligning management’s long-term interests with those of the stockholders of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Dominy, the President and Chief Executive Officer of the Company, is entitled to receive a minimum annual salary of $325,000 pursuant to his employment agreement with the Company. Subject to this minimum, Mr. Dominy’s base salary rate may be adjusted at the discretion of the Board based upon such factors as the Board deems appropriate. Mr. Dominy’s base salary for fiscal 1999 was $275,000. The Committee believes that Mr. Dominy’s total compensation is near the median for the chief executive officers of the Company’s peer group.

     This report is submitted by the members of the Compensation Committee.

SAM P. DOUGLASS
GARY L. FORBES
JOHN M. SIMON

STOCK PERFORMANCE CHART

     Set forth below is a table comparing the cumulative total returns (assuming an investment of $100 on December 31, 1994 and reinvestment of dividends) of the Company, the Standard and Poor’s 500 Composite Stock Index (the “S&P500 Index”) and the Aerospace/Defense 500 Index. The value of the investment in the Company for the period reflected is based on the market price of the stock of Lunn restated for the 10-to-1 reverse stock split effected by the Lunn/TPG Merger.

	12/31/94	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99
The Company	100.00	149.9	149.9	212.0	146.0	223.0
S&P 500 Index	100.00	137.5	168.9	225.2	289.4	350.3
Aerospace/Defense 500 Index	100.00	165.3	220.9	227.3	174.3	169.9

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 28, 1995, TPG loaned James S. Carter, then its President and Chief Executive Officer, $74,925 to help fund Mr. Carter’s acquisition of 35,625 shares of the common stock of TPG, which were then converted into 295,787 shares of the common stock of the Company. Mr. Carter executed a promissory note in favor of TPG, bearing interest at 8% per annum, the principal and interest of which mature on April 28, 2001. The promissory note from Mr. Carter is secured by a stock pledge agreement pursuant to which Mr. Carter pledged his shares to TPG. As of December 31, 1999, an aggregate of $102,897 of principal and accrued and unpaid interest were due and owing under such note.

     On June 1, 1995, TPG loaned Garrett L. Dominy, then its Executive Vice President and Chief Financial Officer, $39,960 to help fund Mr. Dominy’s acquisition of 19,000 shares of the common stock of TPG, which were then converted into 157,753 shares of the common stock of the Company. Mr. Dominy executed a promissory note in favor of TPG, bearing interest at 8% per annum, the principal and interest of which mature on April 28, 2001. The promissory note from Mr. Dominy is secured by a stock pledge agreement pursuant to which Mr. Dominy pledged his shares to TPG. As of December 31, 1999, an aggregate of $54,612 of principal and accrued and unpaid interest were due and owing under such note.

     A director of the Company, John Simon, is also a managing director of Allen & Company, Inc. (“Allen”), which rendered financial consulting services to the Company in 1999, including the preparation of a fairness opinion in connection with a proposed merger of the Company. The Company paid Allen $150,000 in 1999 and has recorded a liability of $100,000 due to Allen for financial consulting fees earned, but not paid as of December 31, 1999.

SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it with respect to fiscal 1999 and 2000, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities have been complied with, except as follows: Mr. Hodges became an executive officer of the Company on January 1, 1999, but reported his holdings on a Form 5 on February 15, 1999. Mr. Wesneski reported a transaction on a Form 5 filed on February 17, 1999 that was due to be filed on February 15, 1999. Transactions that were due to be filed on Form 5 on February 15, 2000 for Messrs. Baldwin, Douglass, Forbes, Sigrist, Simon and Wesneski were reported on Form 5 on September 7, 2000. Mr. Hobt became an executive officer of the Company on May 24, 2000, but reported his holdings on a Form 3 on September 7, 2000.

PROPOSAL 2:  RATIFICATION OF THE 2000 ADVANCED TECHNICAL PRODUCTS, INC. STOCK OPTION PLAN

General

     The Company’s Board of Directors has adopted, subject to shareholder approval, the 2000 Advanced Technical Products, Inc. Stock Option Plan (the “Employee Option Plan”), a copy of which is set forth as Annex A to this Proxy Statement. The purpose of the Employee Option Plan is to provide employees with a proprietary interest in the Company through the granting of Incentive Options and Nonqualified Options which will:

(a)	increase the interest of the employees in the Company’s welfare;

(b)	furnish an incentive to the employees to continue their services for the Company; and

(c)	provide a means through which the Company may attract able persons to enter its employ.

     The approval of Proxy Proposal 2 requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present, in person or by proxy, at the ATP Annual Meeting.

     The following summary of certain material features of the Employee Option Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Employee Option Plan, set forth as Annex A to this Proxy Statement.

The Employee Option Plan

     Shares Subject to the Employee Option Plan. The maximum number of shares as to which options may be granted under the Employee Option Plan (subject to adjustment as described below) is 500,000 shares of Company Common Stock. Upon expiration, cancellation or termination of unexercised options, the shares of Company Common Stock subject to such options will again be available for the grant of options under the Employee Option Plan. No options have been granted under the Employee Option Plan.

     Type of Options. Options granted under the Employee Option Plan may either be Incentive Stock Options (“ISOs”), within the meaning of Section 422 of the Code, or Nonqualified Stock Options (“NQSOs”).

     Administration. The Employee Option Plan would be administered by a Stock Option Committee (the “Committee”) consisting of members of the Company’s Board of Directors. It is intended that each member of the Committee will be an “outside director” within the meaning of Section 162(m) of the Code.

     Eligibility. Employee Option Plan participation is limited to employees of the Company or of any subsidiary of the Company.

     Option Contracts. Each option will be evidenced by a written contract between the Company and the optionee, containing such terms and conditions not inconsistent with the Employee Option Plan as may be determined by the Committee (the “Contract”).

     Terms and Conditions of Options. The options granted under the Employee Option Plan will be subject to, among other things, the following terms and conditions:

     (a) The exercise price of each option will be determined by the Committee; provided, however, that the exercise price of an ISO may not be less than the fair market value of Company Common Stock on the date of grant (110% of such fair market value if the optionee owns (or is deemed to own) more than 10% of the voting power of the Company).

     (b) Options may be granted for terms determined by the Committee of up to 10 years; provided, however, that the term of an ISO may not exceed five years if the optionee owns (or is deemed to own) more than 10% of the voting power of the Company.

     (c) All or any part of the shares for which options may be granted under the Employee Option Plan may be granted to any eligible person. The aggregate fair market value (determined at the time of grant) of shares with respect to which ISOs may be granted to an employee which are exercisable for the first time during any calendar year under the Employee Option Plan and all incentive stock option plans of the Company, or any parent or subsidiaries, shall not exceed $100,000.

     (d) Any options granted to a person required to report under Section 16(a) of the Exchange Act must be approved by both the Company Board of Directors and the Committee in order to be effective.

     (e) Payment of the exercise price of an option may be made in cash, or, if the applicable Contract permits, in shares of Company Common Stock or any combination thereof. An option agreement may provide that upon the exercise of the option, the Committee may elect to pay an amount in cash, stock or both, equal to the excess of the fair market value per share on the date of exercise over the per share exercise price under the option multiplied by the number of option shares actually exercised.

     (f) Options may not be transferred other than by will or by the laws of descent and distribution and may be exercised during the optionee’s lifetime only by him or her.

     (g) In the case of the death of the optionee, his or her legal representative or beneficiary may exercise the option, to the extent exercisable on the date of death, within 180 days after such date, but in no event after the expiration of the term of the option. An optionee whose employment was terminated by reason of his or her disability may exercise the option, to the extent exercisable at the time of such termination, within 180 days thereafter, but not after the expiration of the term of the option.

     (h) The Company may withhold cash and/or shares of Company Common Stock having an aggregate value equal to the amount which the Company determines is necessary to meet its obligations to withhold any federal, state and/or local taxes or other amounts incurred by reasons of the grant or exercise of an option, its disposition or the disposition of shares acquired upon the exercise of the option. Alternatively, the Company may require the holder to pay the Company such amount, in cash, promptly upon demand.

     Adjustment in Event of Capital Changes. Appropriate adjustments shall be made in the number and kind of shares available under the Employee Option Plan, in the number and kind of shares subject to each outstanding option and the exercise prices of such options, and in the limitation on the number of shares that may be granted to any employee in any calendar year, in the event of any change in the Company Common Stock by reason of any stock dividend, recapitalization or merger in which the Company is not the surviving corporation, split-up, combination, exchange of shares or the like.

     Duration and Amendment of the Employee Option Plan. No option may be granted pursuant to the Employee Option Plan after the expiration of 10 years after its adoption. The Company’s Board of Directors may at any time terminate or amend the Option Plan; provided, however, that, without the approval of the Company’s stockholders, no amendment may be made which would (a) increase the maximum number of shares available for the grant of options (except as a result of the anti-dilution adjustments described above) or (b) materially modify the eligibility requirements for individuals who may receive options.

     Federal Income Tax Treatment. The following is a general summary of the federal income tax consequences under current tax law of NQSOs and ISOs. It does not purport to cover all of the special rules, including special rules relating to optionees subject to Section 16(b) of the Exchange Act and the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

     An optionee will not recognize taxable income for federal income tax purposes upon the grant of a NQSO or an ISO.

     Upon the exercise of a NQSO, the optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company will generally be entitled to a deduction for such amount at that time. If the optionee later sells shares acquired pursuant to the exercise of a NQSO, he or she will recognize long-term or short-term capital gain or loss, depending on the period for which the shares were held. Long-term capital gain is generally subject to more favorable tax treatment than ordinary income or short-term capital gain. The holding period for long-term capital gain treatment is currently more than 1 year.

     Upon the exercise of an ISO, the optionee will not recognize taxable income. If the optionee disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to him or her, the optionee will recognize long-term capital gain or loss and the Company will not be entitled to a deduction. However, if the optionee disposes of such shares prior to the end of the required holding periods, all or a portion of his or her gain, if any, will be treated as ordinary income, and the Company will generally be entitled to deduct such amount.

     In addition to the federal income tax consequences described above, an optionee may be subject to the alternative minimum tax, which is payable to the extent it exceeds the optionee’s regular tax. For alternative minimum tax purposes, upon the exercise of an ISO, the excess of the fair market value of the shares over the exercise price therefor is an adjustment which increases alternative minimum taxable income. In addition, the optionee’s basis in such shares is increased by such amount for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If an optionee is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including the ISO adjustment) is generally allowed as a credit against the optionee’s regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

Recommendation of Board of Directors

     The ATP Board of Directors has unanimously approved Proxy Proposal 2 and each recommends that its respective stockholders vote “FOR” Proxy Proposal 2.

PROPOSAL 3:  RATIFICATION OF THE 2000 ADVANCED TECHNICAL PRODUCTS, INC. NON-EMPLOYEE DIRECTORS INC. STOCK OPTION PLAN

General

     The Company’s Board of Directors has adopted, subject to shareholder approval, the 2000 Advanced Technical Products, Inc. Non-Employee Directors Stock Option Plan (the “Directors Option Plan”), a copy of which is set forth as Annex B to this Proxy Statement. The purpose of the Directors Option Plan is to provide non-employee directors with a proprietary interest in the Company through the granting of options which will:

(a)	increase the interest of the directors in the Company’s welfare;

(b)	furnish an incentive to the directors to continue their services for the Company; and

(c)	provide a means through which the Company may attract able persons to serve on the Board.

     The approval of Proxy Proposal 3 requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present, in person or by proxy, at the ATP Annual Meeting.

     The following summary of certain material features of the Directors Option Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Directors Option Plan, set forth as Annex B to this Proxy Statement.

The Directors Option Plan

     Shares Subject to the Directors Option Plan. The maximum number of shares as to which options may be granted under the Directors Option Plan (subject to adjustment as described below) is 100,000 shares of Company Common Stock. Upon expiration, cancellation or termination of unexercised options, the shares of Company Common Stock subject to such options will again be available for the grant of options under the Directors Option Plan. No options have been granted under the Directors Option Plan. No options shall be granted under this plan until all shares authorized under the 1997 Advanced Technical Products, Inc. Non-Employee Directors Stock Option Plan have been granted.

     Type of Options. Options granted under the Directors Option Plan will be nonqualified stock options.

     Eligibility. Each director of the Company who is not an employee of the Company or any Subsidiary of the Company (an “Eligible Director”) will be granted options under the Directors Option Plan, and upon such grant will become a participant in the plan.

     Option Contracts. Each option will be evidenced by a written contract between the Company and the optionee, containing such terms and conditions not inconsistent with the Directors Option Plan (the “Contract”).

     Terms and Conditions of Options. The options granted under the Directors Option Plan will be subject to, among other things, the following terms and conditions:

(a)	Options under the plan are automatically granted to Eligible Directors of the Company in accordance with the terms of the plan. Grants of options to purchase 7,500 shares of Common Stock are given to each Eligible Director elected to the Board who has not previously served as a director of the Company on the date of such director’s first election to the Board, and continuing Eligible Directors receive a grant of options to purchase 1,000 shares of Common Stock immediately following each annual meeting of stockholders.

(b)	The exercise price of each option shall be equal to the closing price of Common Stock of the Company on the date of grant.

(c)	The period for exercising options begins on the date the option is granted and ends on the earlier of the tenth anniversary of that date or the 180th day after termination of the Eligible Director’s service on the Board. Each option granted to purchase 7,500 shares of Common Stock will vest as follows: 2,500 shares on the days immediately preceding each of the three annual stockholders meetings following the grant date, provided that the participant is still a director of the Company on those dates. Each option granted to purchase 1,000 shares of Common Stock will vest 100% on the day immediately preceding the annual stockholders meeting following the grant date, provided that the participant is still a director of the Company on those dates.

(d)	In the case of the death of the optionee, his or her legal representative or beneficiary may exercise the option, to the extent exercisable on the date of death, within 180 days after such date, but in no event after the expiration of the term of the option.

(e)	In order to exercise an option, the optionee of beneficiary must give written notice to the Company of the aggregate exercise price and the number of shares to be purchased. The option price of shares purchased upon exercise of any option shall be paid in cash or by check or on such other terms as are set forth in the applicable option agreement. No shares will be issued until full payment has been made, and an optionee will have no rights as a stockholder of the Company until shares are issued to him.

(f)	If an option granted under the plan terminates or expires without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of that option may be made the subject of future grants of options under the plan.

     Adjustment in Event of Capital Changes. Appropriate adjustments shall be made in the number and kind of shares available under the Directors Option Plan, in the number and kind of shares subject to each outstanding option and the exercise prices of such options, and in the limitation on the number of shares that may be granted to any employee in any calendar year, in the event of any change in the Company Common Stock by reason of any stock dividend, recapitalization or merger in which the Company is not the surviving corporation, split-up, combination, exchange of shares or the like.

     Duration and Amendment of the Employee Option Plan. No option may be granted pursuant to the Directors Option Plan after the expiration of 10 years after its adoption. The Company’s Board of Directors may at any time terminate or amend the Directors Option Plan; provided, however, that, without the approval of the Company’s stockholders, no amendment may be made which would (a) increase the maximum number of shares available for the grant of options (except as a result of the anti-dilution adjustments described above) or (b) materially modify the eligibility requirements for individuals who may receive options.

     Federal Income Tax Treatment. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of an option. Upon exercise of an option, an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss.

Recommendation of Board of Directors

     The ATP Board of Directors have unanimously approved Proxy Proposal 3 and each recommends that its respective stockholders vote “FOR” Proxy Proposal 3.

PROPOSAL 4:  RATIFICATION OF AUDITORS

     The Board has appointed KPMG LLP, independent certified public accountants, to audit ATP’s consolidated financial statements for the year ending December 31, 2000. ATP has been advised by KPMG LLP that neither the firm nor any of its associates has any material relationship with ATP or any of its subsidiaries. In accordance with a resolution adopted by the Board, such appointment is being presented to the stockholders for ratification at the Annual Meeting.

     If this proposal is not approved by a majority vote of the stockholders present, in person or by proxy, at the Annual Meeting or if prior to the Annual Meeting, KPMG LLP shall decline to serve, then the Board will designate another firm to audit the financial statements of ATP for the year ending December 31, 2000 whose continued retention thereafter will be subject to ratification by the stockholders of ATP.

     Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions of stockholders and to make a statement if they desire.

STOCKHOLDERS’ PROPOSALS

     The Company plans on holding its 2001 Annual Meeting in May 2001. Therefore, stockholders must submit their proposals to the Secretary of the Company, 200 Mansell Court, East, Suite 505, Roswell, Georgia 30076, a reasonable time before the Company begins to print and mail its proxy materials to be considered for inclusion in the Company’s 2001 proxy material.

MISCELLANEOUS

     The Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters.

     The information contained in the Proxy Statement relating to the occupations and security holdings of the directors and officers of the Company and their transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Common Stock is based upon information contained in reports filed by such owner with the SEC.

ANNUAL REPORT AND FINANCIAL INFORMATION

     A copy of the Company’s 1999 Annual Report to Stockholders, which includes a copy of the Company’s annual report on Form 10-K for the year ended December 31, 1999, accompanies this Proxy Statement.

     Nothing contained in the Annual Report to Stockholders is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

By Order of the Board of Directors

/s/ James P. Hobt James P. Hobt, Secretary

Roswell, Georgia September 20, 2000 19

ANNEX A

2000 ADVANCED TECHNICAL PRODUCTS, INC.

STOCK OPTION PLAN

INTRODUCTION

     On September 12, 2000 the Board of Directors of the Company adopted the following Stock Option Plan:

     1.  PURPOSE. The purpose of the Plan is to provide Employees with a proprietary interest in the Company through the granting of Incentive Options and Nonqualified Options which will:

     (a)  increase the interest of the Employees in the Company’s welfare; (b) furnish an incentive to the Employees to continue their services for the Company; and (c) provide a means through which the Company may attract able persons to enter its employ.

     2.  ADMINISTRATION. The Plan shall be administered by the Committee.

     3.  PARTICIPANTS. The Committee shall, from time to time, select the particular Employees of the Company and its Subsidiaries to whom options are to be granted and who will, upon such grant, become participants in the Plan. The individuals eligible for selection by the Committee shall be those Employees whose performance and responsibilities are determined by the Committee to be influential to the success of the Company.

     4.  STOCK OWNERSHIP LIMITATION. No Incentive Option may be granted to an Employee who owns more than 10% of the voting power of all classes of stock of the Company or its Parent or Subsidiaries. This limitation will not apply if the option price is at least 110% of the fair market value of the stock at the time the Incentive Option is granted and the Incentive Option is not exercisable more than five years from the date it is granted.

     5.  SHARES SUBJECT TO PLAN. Options may not be granted pursuant to the terms of the Plan for more than 500,000 shares of Common Stock of the Company, but this number shall be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be re-offered under the Plan.

     6.  LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any Employee is first eligible to purchase in any calendar year by exercise of Incentive Options granted under this Plan and all incentive stock option plans of the Company or any Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an Incentive Option (or an installment thereof) shall be counted against the $100,000 annual limitation for an Employee only for the calendar year such stock is first purchasable under the terms of the option.

     7.  ALLOTMENT OF SHARES. Grants of options under the Plan shall be as described in this Section 7 of the Plan, provided that the grant of an option shall not be deemed either to entitle the Employee to, or to disqualify the Employee from, participation in any other grant of options under the Plan.

     (a)  The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to Employees of the Company or its Subsidiaries.

     (b)  Any option granted to a person required to report under Section 16(a) of the Securities Exchange Act of 1934, as amended, must also be approved by the Board in order to be effective.

     8.  GRANT OF OPTIONS. The maximum number of shares that may be granted under the Plan in accordance with Section 6 of the Plan may be granted to any one Employee. The Committee and the Board are authorized to grant both Incentive Options and Nonqualified Options under the Plan. Incentive Options may only be granted to employees within the meaning of Section 422 of the Internal Revenue Code. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee but not inconsistent with the Plan, including provisions that may be necessary to assure that any option that is intended to be an Incentive Option will comply with Section 422 of the Internal Revenue Code. Stock option agreements may provide that an option holder may request approval from the Committee to exercise an option or a portion thereof by tendering shares of Common Stock of the Company at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price. Moreover, stock option agreements for Nonqualified Options may provide that the option holder may request approval from the Committee to pay any withholding associated with the Nonqualified Option by tendering shares of Common Stock of the Company at the fair market value per share on the date of exercise. An option agreement may provide, if the Committee so determines, that upon exercise of the option the Committee may elect to pay, in lieu of receipt from the optionholder of the exercise price and issuance of certificates for the shares of stock exercised, an amount equal to the excess of the fair market value per share on the date of exercise over the per share exercise price under the option, multiplied by the number of shares covered by the option or portion thereof being exercised (“Stock Appreciation”). Any such option agreement may provide that the Stock Appreciation shall be paid to the optionholder either in cash or in Common Stock or in cash and Common Stock (based on the fair market value of such stock on the date of the exercise by the optionholder). The method of payment shall be determined by the Committee in its sole discretion. The option to purchase shares shall terminate with respect to the number of shares for which the Stock Appreciation is paid. The Company shall execute stock option agreements upon instructions from the Committee. The Plan shall be submitted to the Company’s stockholders for approval. The Committee and the Board may grant options under the Plan prior to the time of stockholder approval, which options will be effective when granted, but if for any reason the stockholders of the Company do not approve the Plan prior to one year from the date of adoption of the Plan by the Board, all options granted under the Plan will be terminated and of no effect, and no option may be exercised in whole or in part prior to such stockholder approval.

     9.  OPTION PRICE. The option price for an Incentive Option shall not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted. The Committee shall determine the fair market value of the Common Stock on the date of grant and shall set forth the determination in its minutes, using any reasonable valuation method.

     10.  OPTION PERIOD. The Option Period will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies a later date. No option may terminate later than ten years from the date the option is granted. The Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as it may determine. The Committee may provide for termination of an option in the case of termination of employment or any other reason.

     11.  RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled [within the meaning of Section 22(e)(3) of the Internal Revenue Code] prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option agreement may provide that it may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of the participant’s death or disability, (i) in the case of death, by the participant’s estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant, or (ii) in the case of disability, by the participant or his personal representative, provided the option is exercised prior to the date of its expiration or 180 days from the date of the participant’s death or disability, whichever first occurs. The date of disability of a participant shall be determined by the Committee.

     12.  PAYMENT. Unless cash is paid to the participant upon exercise of the option, full payment for shares purchased shall be made in cash or by check or, if allowed by the stock option agreement and approved by the Committee, by tendering shares of Common Stock at the fair market value per share at the time of exercise. Likewise, any withholding associated with a Nonqualified Option may, if allowed by the stock option agreement and approved by the Committee, be paid by tendering shares of Common Stock at the fair market value per share at the time of exercise. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a stockholder until shares are issued to him.

     13.  EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth below. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured. If the option agreement does not contain Stock Appreciation provisions, the Committee may offer an optionholder, upon such conditions and restrictions as it deems advisable and in lieu of receipt from him of the exercise price and issuance of certificates for the shares of stock exercised, the right to elect to receive payment in cash, Common Stock, or a combination of cash and Common Stock, as the Committee shall determine, in an amount equal to the Stock Appreciation.

     14.  CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price shall be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

     15.  NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant’s lifetime, options granted to a participant may be exercised only by the participant or as provided in section 11 hereof.

     16.  INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

     17.  AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board without the approval of the stockholders of the Company, except that any amendment that would (1) materially increase the number of securities that may be issued under the Plan, or (2) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company.

     18.  EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any Employee any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

     19.  TERM. Unless sooner terminated by action of the Board, this Plan will terminate on September 11, 2010. The Committee may not grant options under the Plan after that date, but options granted before that date will continue to be effective in accordance with their terms.

     20.  DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

     (a)  “Board” means the Board of Directors of the Company.

     (b)  “Committee” means the committee or committees of the Board appointed by the Board to administer the Plan, or in the absence of such a committee, shall mean the entire Board.

     (c)  “Common Stock” means the Common Stock which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

     (d)  “Company” means Advanced Technical Products, Inc., a Delaware corporation.

     (e)  “Employee” means any employee, officer, or consultant or advisor, provided that bona fide services shall be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     (f)  “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

     (g)  “Incentive Option” means an option granted under the Plan which meets the requirements of Section 422 of the Internal Revenue Code.

     (h)  “Nonqualified Option” means an option granted under the Plan which is not intended to be an Incentive Option.

     (i)  “Option Period” means the period during which an option may be exercised.

     (j)  “Parent” means any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     (k)  “Plan” means this Stock Option Plan, as amended from time to time.

     (l)  “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain own stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and “Subsidiaries” means more than one of any such corporation.

ANNEX B

2000 ADVANCED TECHNICAL PRODUCTS, INC.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     On September 12, 2000 (the “Effective Date”), the Board of Directors of Advanced Technical Products, Inc. (the “Company”) adopted a program of granting stock options to non-employee directors of the Company which is formalized by the following Non-Employee Directors Stock Option Plan:

     1.  PURPOSE. The purpose of the Plan is to provide non-employee directors of the Company with a proprietary interest in the Company through the granting of options which will

     (a)  increase the interest of the directors in the Company’s welfare;

     (b)  furnish an incentive to the directors to continue their services for the Company; and

     (c)  provide a means through which the Company may attract able persons to serve on the Board.

     2.  ADMINISTRATION. The Plan will be administered by the Board or the Committee.

     3.  PARTICIPANTS. Each director of the Company who is not an employee of the Company or any Subsidiary of the Company (an “Eligible Director”) will be granted options under the Plan, and upon such grant will become a participant in the Plan.

     4.  SHARES SUBJECT TO PLAN. Options may not be granted under the Plan for more than 100,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Board, any event described in Section 12. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan. No options shall be granted under this plan until all shares authorized under the 1997 Advanced Technical Products, Inc. Non-Employee Directors Stock Option Plan have been granted.

     5.  ALLOTMENT OF SHARES. Grants of options under the Plan shall be as described in this Section 5.

     (a)  Each Eligible Director of the Company who is appointed or elected to the Board and has not previously served as a director of the Company shall be granted an option, effective as of the date establishing the option price under Section 7 (the “Grant Date”), to purchase 7,500 shares of Common Stock.

     (b)  Each Eligible Director of the Company, other than a first-time director covered by Section 5(a), shall be granted an option at the time of each annual stockholders meeting, effective as of the Grant Date, to purchase 1,000 shares of Common Stock.

     6.  GRANT OF OPTIONS. All options under the Plan shall be automatically granted as provided in Section 5. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Board, or the Committee, but not inconsistent with the Plan. The Company shall execute appropriate stock option agreements.

     7.  OPTION PRICE. The option price shall be equal to the closing price of Common Stock of the Company on (a) for grants under Section 5(a), the date of commencement of the Eligible Director’s service on the Board and (b) for grants under Section 5(b), the applicable date of the Company’s annual stockholders meeting.

     8.  OPTION PERIOD. The Option Period will begin on the Grant Date and will terminate on the earlier of (i) the tenth anniversary of that date or (ii) the 180th day after termination of the Eligible Director’s service on the Board.

     9.  RIGHTS IN EVENT OF DEATH. If a participant dies prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option may be exercised at any time prior to the earlier of the date of its expiration or the 180th day after the participant’s death by the participant’s estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant, subject to the other terms of the Plan and applicable laws, rules and regulations.

     10.  PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefore has been made, and a participant will have none of the rights of a stockholder until shares are issued to him.

     11.  VESTING.

     (a)  Options described in Sections 5(a) will vest in one-third increments on the days immediately preceding each of the three annual stockholders meetings which follow the Grant Date, provided that the participant is still a director of the Company on those dates. Options described in Section 5(b) will vest 100% on the day immediately preceding the annual stockholders meeting which follows the Grant Date, provided that the participant is still a director of the Company on that date.

     (b)  In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

     12.  CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price thereof, and the number of shares to be granted pursuant to Sections 5(b) and (c), may be adjusted to reflect, as deemed appropriate by the Board, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

     13.  NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. Except as otherwise provided in the Plan, during a participant’s lifetime, options granted to a participant may be exercised only by the participant.

     14.  INTERPRETATION. The Board or the Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Board or the Committee may rescind and amend its rules and regulations.

     15.  AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board without the approval of the stockholders of the Company, except that any amendment that would (1) materially increase the number of securities that may be issued under the Plan, or (2) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company.

     16.  EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any director any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Board or the Committee and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.

     17.  TERM. Unless sooner terminated by action of the Board, the Plan will terminate on September 11, 2010. Neither the Board nor the Committee may issue options under the Plan after that date, but options granted before that date will continue to be effective in accordance with their terms.

     18.  DEFINITIONS. For the purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

     (a)  “Plan” means this Non-Employee Directors Stock Option Plan, as amended from time to time.

     (b)  “Board” means the board of directors of the Company.

     (c)  “Committee” means any committee of the Board appointed by the Board to administer the Plan or any portion of the Plan.

     (d)  “Common Stock” means the Common Stock which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

     (e)  “Option Period” means the period during which an option may be exercised.

     (f)  “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and “Subsidiaries” means more than one of any such corporation.